                                                                    Exhibit 99.1

           COINMACH SERVICE CORP. ANNOUNCES INITIAL PUBLIC OFFERING OF
                           INCOME DEPOSIT SECURITIES


      PLAINVIEW, N.Y., November 19, 2004 -- Coinmach Service Corp. (AMEX: "DRY") today announced its initial public offering of 18,333,333 Income Deposit Securities ("IDSs"). Each IDS represents one share of Class A common stock and $6.14 principal amount of 11.0% senior secured notes due 2024. In the aggregate, the IDSs represent 18,333,333 shares of Class A common stock and $112.6 million aggregate principal amount of 11.0% senior secured notes due 2024. The IDSs will be listed on the American Stock Exchange under the symbol "DRY". The Company is also selling separately (not in the form of IDSs) an additional $20.0 million aggregate principal amount of 11.0% senior secured notes due 2024.

      The proceeds from the offerings are expected to be approximately $270.1 million. The Company has granted the IDS underwriters an option to purchase up to approximately 2,750,000 additional IDSs to cover over-allotments, if any.

      Merrill Lynch & Co. is acting as sole book-running manager, Citigroup and Jefferies & Company, Inc. are acting as joint lead managers and Deutsche Bank Securities, RBC Capital Markets and SunTrust Robinson Humphrey are acting as co-managers of the IDS and separate senior secured notes offerings.

      The IDS offering and the senior secured notes offering may be made only by means of a prospectus, copies of which may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.

      The Company, through its operating subsidiaries, is the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company's core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats.

      Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Coinmach Service Corp.
         Robert M. Doyle
         (516) 349-8555